Exhibit 10.14

AGREEMENT

between

SPORTS ARENA EMPLOYEES’

LOCAL 137, AFL-CIO

Affiliated with Laborers’ International Union
of North America

and

PENN NATIONAL TURF CLUB, INC.

October 1, 2001 to September 30, 2005

This agreement made by and between Mountainview Thoroughbred Racing Association and Penn National Turf Club, Inc., (hereinafter referred to as the “Employer”) and Sports Arena Employees’ Union, Local 137, affiliated with the Laborers’ International Union of North America, AFL-CIO, (hereinafter referred to as the “Union”).

ARTICLE 1

UNION RECOGNITION

1.1                               The Employer hereby recognizes the Union as the sole and exclusive collective bargaining agent for all tellers, admission employees and program sellers at the employer’s non-primary location, and excluding all other employees.  Guards, maintenance, audio video, customer service, money room, clerical and supervisory employees shall not be bargaining unit employees as defined in the National Labor Relations Act.  In the event the business activity of the Employer warrants, the Employer shall employ a money room counter specifically for the purpose of counting teller receipts only.  Any such position shall be included in the bargaining unit and be paid at the appropriate teller rate.

ARTICLE 2

UNION SECURITY

2.1                               All present unit employees who are members of the Union on the effective date of this Agreement shall remain members of the Union in good standing as a condition of employment.

2.2                               All new unit employees shall be required as a condition of employment to become and remain members of the Union upon completion of thirty-one (31) calendar days.

ARTICLE 3

NOTIFICATION TO THE UNION

3.1                               The Employer shall furnish official notices to the Union at the following addresses:  Sports Arena Employees’ Local 137, AFL-CIO, Suite 203, 1012 Haddonfield Road, Cherry Hill, NJ  08002.

ARTICLE 4

SENIORITY

4.1                               Seniority shall be defined as the employee’s total length of continuous uninterrupted employment with the Employer.  Except as otherwise provided herein, the seniority referred to in this Article is Departmental seniority only.

4.2                               Seniority shall be based upon the employee’s total hours worked from employee’s last date of employment.  In the event that two or more employees have the same seniority, ranking shall be determined by a drawing.

4.3                               Employees shall accrue seniority only in the department and at the facility in which they are employed except that bargaining committee members shall be credited with time worked for all hours, except for pay.

4.4                               There shall be separate Admissions and Mutuel Teller seniority lists in each facility.  Employees shall accrue seniority credit on only one list even if they have worked at a position on the other list.

4.5                               The Employer will provide each month current seniority lists by department for each facility and productivity lists quarterly for each facility to the Shop Steward and shall post same.

4.6                               Any employee who seeks to dispute anything regarding Seniority or these lists must file a grievance within the time limitations and pursuant to the grievance procedure or it is waived.  Nothing herein shall intend to change the past practice of the frequency at each facility of the periods that seniority lists are utilized to create schedules.

4.7(A)              All new unit employees shall be required to complete a probationary period which shall be defined as three (3) calendar months.  Upon completion of the probationary period, seniority credit shall be given for days worked during the probationary period.

4.7(B)              There shall be no seniority among probationary employees.

4.7(C)              During the probationary period the Employer may terminate an employee’s employment for any reason without recourse to the grievance procedure by either the union or employees.  During the probationary period, an employee shall have no right to file grievances of any kind nor shall the Union have the right to file grievances on behalf of the employee.

4.8                               All unit employees are expected to work when scheduled.

4.9                               The parties agree that scheduling will continue to be done at each facility in accordance with the past practice at each.  However, if an employee chooses to reduce their availability as to the number of shifts over the scheduling term, then management shall not be obligated, for up to three (3) calendar months, to reschedule in order to accommodate the employee to reinstate the prior number of shifts.

4.10                        Employees may not demand to work over forty (40) hours per week, however, any scheduled or foreseen overtime, (i.e., work over forty (40) hours) , shall be offered in the Department by seniority.

4.11                        Unforeseen work opportunities during that shift shall be offered first to employees in the department and on that shift by seniority.

4.12                        All Admissions department shifts shall be offered to Admissions department employees before being offered, to any Mutuel department employees.  Admission-qualified Mutuel employees who are utilized to fill a vacancy in an Admissions position will carry their pay rate and accrue such hours as hours worked within the Mutuel Department for all purposes.  However, as with the hours worked in the Customer Service position, time worked in Admissions by Mutuel employees shall not be used against them for the productivity formula or any other purpose.

It is understood, that if the Employer is without an Admissions employee, and cannot reduce the number of tellers needed for a particular shift, no offer of “open” Admissions Department work need be made to already scheduled Admissions-qualified mutuel employees.  An offer of such work to scheduled and/or to unscheduled tellers shall be made before a work opportunity is provided to a non-bargaining unit employee where there are sufficient Admissions-qualified Mutuel Department employees.

4.13                        Upon an approved medical leave or a Family Medical Leave Act leave, seniority shall accrue, but only for hours one would normally be work eligible, up to six (6) months while on an approved leave of absence.  However, no one on such leave may accrue greater hours then he could have been eligible but for the leave.  After six (6) months the employees status arid accumulated hours shall be maintained or frozen, but no further hours will accrue.

4.14                        Seniority shall be lost in the following instances:

a.                                       Quit;

b.                                      Discharge for cause;

c.                                       Retirement;

d.                                      Failure to report for work within three (3) working days after being notified by the Employer or the Union to report for work.

e.                                       Unexcused absence.  An unexcused absence shall consist of any absence without justifiable cause.

f.                                         Layoff in excess of twelve (12) months.

4.15(A)                                                       Department seniority will be the determining factor in layoff and recall.

4.15(B)                                                       Department layoff and recall rights shall be based on (accrued hours) seniority.

4.16                        All current bargaining unit employees at Penn National Racecourse shall be considered for employment as non-primary locations.  Management shall have sole discretion as to who is qualified, in their opinion, to perform duties at all non-primary locations.

4.17                        All current bargaining unit employees at non-primary location shall be considered for transfer of employment to another non-primary location.  Should such a transfer occur, the employee shall carry their original date of hire and their then current pay rate, but only up to the highest rate in effect at the facility into which they transfer.  Such employee who chooses to be transferred shall not carry any seniority credit from their previous location and would be placed at the bottom of the seniority roster, but ahead of all probationary employees.

ARTICLE 5

MANAGEMENT RIGHTS

5.1                               Subject to the terms of this Agreement, the Employer retains the right to manage and direct the work force including, but not limited to, the right to control the number of employees to be employed, the right to schedule work and assign and change locations at which work will be performed, the right to designate the equipment to be used and the methods of operation, and the right to establish, implement and change reasonable standards of performance, incentive standards or plans, and other rules or regulations, and the right to discipline or discharge for cause.  Managerial functions or prerogatives not in conflict with a specific term of this Agreement are retained.  It is further understood that management has the right to promote, demote or transfer employees when, in its opinion, such movement is necessary for the proper operation of its business.

ARTICLE 6

WORK BREAKS

6.1                               There shall be one 15-minute break for any employee whose work shift is from zero to six hours.  There shall be one 15-minute break and one 30-minute break for any employee whose work shift is in excess of six hours.  Any and all breaks shall be scheduled at the discretion of management.  An additional 15 minute break will be due to any employee who works 8 and 1/2 hours.  However, time to “count-out” not included to ‘trigger’ a break.

ARTICLE 7

CHECK-OFF

7.1                               The Employer shall deduct from the pay of the employees represented by the Union, their established Union dues, fees, and assessments and turn them over to the authorized agent of the Union, by check, after first having received a copy of the signed check-off authorization form executed by the employees, from the Union.  Remittance of union dues, fees, and assessments shall be made on a monthly basis.  In addition to the deduction of daily working dues, the annual per capita dues, fees and assessments of the Union shall be deducted each year.

7.2                               The Employer agrees to “deduct and transmit to Sports Arena Employees’ Local 137 Political Action Committee contributions for each shift worked from wages of those employees who have voluntarily authorized such contributions on the forms provided for that purpose by the Union.  These transmittals shall occur monthly and shall be accompanied by a list of the names of those employees and the amount deducted for each such employee.

The Employer further agrees to deduct deposits to the Sports Arena Employees’ Local 137 Union Federal Credit Union upon presentation of an employees signed authorization.  These transmittals shall be made weekly to the Credit Union and shall be accompanied by a list of employees from who payroll deductions have been made and the amount deducted for each such employee.

ARTICLE 8

WAGES

Admissions and Mutuels

8.1                               All employees in the bargaining unit shall receive increases to their current pay rate as follows:

a.                                       Effective October 1, 2002, all employees shall receive an increase of + $.35/hr. retroactively for all hours worked.

b.                                      Upon ratification all hours worked thereafter by any employees making less than $8.20/hr. in Mutuels and $6.75 in Admissions shall immediately receive the necessary increases so as to be at that hourly rate.  Thereafter, the starting rates may not be below those rates.

c.                                       Effective October 1, 2002 all employees in the bargaining unit shall receive an additional increase of + $.20/hr for all hours worked thereafter.

d.                                      Effective October 1, 2003, all employees in the bargaining unit shall receive an additional increase of + $.35/hr. for all employees for all hours worked thereafter.

e.                                       Effective October 1, 2004, all employees in the bargaining unit shall receive an additional increase of + $.35/hr. for all hours worked thereafter.

8.2                               If the Employer, but only upon ten (10) days advance notice to the Union Business Manager, raises the initial base rate of pay for newly hired employees (under 8.1 or 8.6 above) then, the base pay for each employee in the same department who has less that none (1) year of service shall also be increases so as to maintain their relative wage against the starting rate.  In addition, no unit employee in that department shall receive a base rate of pay which is lower than that of someone hired after them and shall receive such adjustments to assure same.  Once such new employee rates and/or the rate for any affected employees are raised, such “raised” rates may not be reduced.

8.3                               All pay calculations for tellers shall be based upon sign-on and/or sign-off at the nearest quarter hour to the time shown on the Wagering Terminal Voucher.  All pay calculations for admissions employees shall be based upon sign-on and/or sign-off at the nearest quarter hour to the time shown on the payroll computer terminal.  Employees shall be paid for all time for which the Employer requires their time.

8.4                               If employees are requested to work two shifts in the same day and there is less than one (1) hour between the end of the first shift and the beginning of the second, the employees shall be paid for that time.  However, if there is more than one (1) hour between shifts, the Employer may require that the employees go on unpaid time off for that period.

8.5                               The Employer will clear the record of any employee who has not committed an offense in 24 months.  Should the Employer request to interview an employee under circumstances which are likely to lead to that employee being disciplined, the Employer will permit any immediately available shop steward or union representative to be present during the interview.  In the event of a flagrant breach of customer service or productivity standards, the Employer shall have the right to terminate such employee immediately, subject to Article 15 and 16 hereof.

Mutuels

8.6                               The employer retains the right to discipline or terminate the employment of any employee that fails to meet the Employer’s standard for customer service.  To this end, it is specifically noted that customer service evaluations will occur throughout the year and will not be announced.  The Employer will use its best efforts to inform employees of their evaluations within ten (10) working days.  Discipline for failure to meet customer service standards shall be as follows:

1.                                       Documented verbal warning;

2.                                       Formal written warning;

3.                                       3 day suspension & final warning;

4.                                       “Review for Termination” procedure (see attached).

8.7                               Line supervisors/tellers shall receive an additional one dollar and twenty five cents ($1.25) per hour premium, which has been the compensation for some time.

8.8                               Customer Service Representatives shall receive an additional $1.25 per hour premium, which has been the compensation for some time, for all time worked.  Selection for such positions shall be as in the past practice at each facility.  Anyone performing the Customer Service Representative duties shall be paid the additional $1.25 per hour over their base pay except this shall not be paid in addition to the incentive.  All such hours shall not count negatively for an employees productivity formula, but shall count as hours worked for all purposes including seniority.

ARTICLE 9

DEATH IN FAMILY

9.1                               Any non-probationary employee who, during the racing meeting, suffers a death in the family as hereinafter defined, shall be entitled to three (3) work days off within, a 7 calendar day period and a member of the family is defined as wife or husband, child, natural, adopted or foster, stepchild, sister, brother, parent or parent-in-law.

ARTICLE 10

VALIDITY OF CONTRACT

10.1                        The parties hereto agree that should any Article, part or section of this Agreement be declared by a federal or state court of competent and final jurisdiction to be unlawful, invalid, ineffective or unenforceable, said Article, part or section shall not affect the validity and enforceability of any other Article, part or paragraph hereof and the remainder of this Agreement shall continue in full force and effect.

10.2                        Moreover, anything herein to the contrary notwithstanding, this entire contract is subject to the regulations of the Pennsylvania State Horse Racing Commission, the provisions whereof take precedence over and supplant any provision of this Agreement which may be in conflict therewith.

ARTICLE 11

STRIKES AND LOCKOUTS

11.1                        This Agreement provides definite means for settling all disputes which may arise between the parties concerning its interpretation and application.  Therefore, there shall be no lockout of Union members by the Employer and no strike, walkout, sitdown, sympathy strike, or any action or inaction that may interfere with or interrupt the Employer’s operations shall be called, authorized, sanctioned or permitted by the Union during the term of this Agreement, unless either party hereto shall fail to comply fully with the grievance and arbitration provisions and procedures set forth in this Agreement.

ARTICLE 12

UNION VISITATION

12.1                        The Union representatives shall be permitted entry for Union business upon the Employer’s premises where the Union’s members are employed.

12.2                        It is agreed that such Union representative will not interfere in any way with the Employer’s business.

12.3                        The Employer shall provide the Union with a bulletin board in a bargaining unit work area at each facility for the posting of notices and such other information dealing with contract administration and Union membership.  The Union agrees that the board will only be used for official union business upon the approval of the Business Manager, and that the Union will not post anything which unfairly depicts the Employer.  The Employer agrees not to interrupt, delay, or in any way interfere with Union communications to its members through its designated representatives, including information communicated via the Employer’s facility facsimile machine.

ARTICLE 13

ILLNESS AND INJURY

13.1                        Employees who are absent from work for one (1) year or less due to bona fide illness, accident or official leave of absence, shall be entitled to return to their employment when available to do so, without loss of seniority accrued prior to absence.  The one (1) year period may be extended by mutuel agreement.

13.2                        Where legitimate cause exists, employees shall be required to submit to Company-paid physical examinations.

ARTICLE 14

PREMIUM PAY AND HOLIDAYS

14.1                        The Employer shall pay all employees who do not qualify for 14.2 below, and who perform work on any of the following holidays at one and one half (1 1/2) times their regular hourly rate of pay:

New Year’s Day

Good Friday

Easter Sunday

Memorial Day

July 4

Labor Day

Thanksgiving

Christmas

14.2                        Effective October 1, 2002 and thereafter, all employees who average 35 hours/week in the prior calendar year and who work on a Holiday shall receive, at their choice, the greater of either:

a.                                       Double time for all hours worked on the calendar day of that Holiday, or;

b.                                      Straight time pay for all hours worked that day plus an additional 6 hours of additional pay.

If such employee choose not to work, or otherwise does not work, then they shall receive a paid holiday allowance of one additional regular shift at their straight time rate in their regular paycheck for the pay period including the holiday.  The Holidays shall include:

New Year’s Day

Memorial Day

July 4th

Labor Day

Thanksgiving

Christmas

14.3        All Hours paid for Holidays, whether worked or not, and whether under 14.1 or 14.2 shall be counted for all purposes of employment effective January 1 2003.  (If the 2002 Thanksgiving Holiday credit for hours would effect anyone qualifying solely for vacation, sick, holiday or benefits then same shall be credited.)  (Also, anyone who worked greater than or equal to an average of 35 hours per week in the 2002 and has worked either for all hours worked on those days as well Thanksgiving 2002 or New Years 2003, then they shall be paid and credited hours at time and one half (1 1/2) times for all hours worked on those days plus an additional 6 hours paid & credited for each of those two dates that were worked.)

ARTICLE 15

SETTLEMENT OF GRIEVANCES

15.1                        Should any grievance arise between the parties, whether it deals with the meaning, application or interpretation of this Agreement or otherwise, the same shall be resolved as follows:

a.                                       Any employee having a grievance shall present it to the Steward, in writing, within seven (7) working days after exhausting the Employer’s dispute resolution procedure.  The Steward shall refer the grievance to the business representative of the Union.  Grievances may be initiated by the Union or the Employers if they so desire.

b.                                      The business representative or his designee shall take up the grievance with the department manager.  If a satisfactory settlement cannot be reached at the time of this meeting with the department manager, the business representative or his designee shall take up the unsettled grievance with the General Manager, who shall, within ten (10) days after presentation to him of the grievance, submit an answer to the Union’s representative.  In the event that the General Manager fails to give his answer within the aforesaid ten-day period or if the Union is not satisfied with the answer that is given, the Union shall have the right to submit said grievance to arbitration as set forth below.  The Employer has the right to submit Employer-initiated grievances to arbitration.

c.                                       The Union may, after the expiration of the ten (10) day period or after receipt of the General Manager’s answer, whichever is later, but not later than five (5) days thereafter, give management notice of its desire to have the grievance submitted to impartial arbitration.

d.                                      The Union and the Employer shall attempt to agree upon the appointment of an impartial arbitrator.  If the parties are unable to agree within ten (10) calendar days after the notification from the Union or Employer of its desire to arbitrate, the parties shall request that the American Arbitration Association submit to each of them a list of arbitrators from its panel of impartial arbitrators.

e.                                       The decision of the arbitrator shall be final and binding on the parties to this Agreement and shall not be subject to appeal to any court or board.

f.                                         Neither party shall be responsible for the expenses of witnesses called by the other party.  The arbitrator’s fees and expenses will be paid one half (1/2) by the Union and one-half (1/2) by the Employer.

ARTICLE 16

NOTICE OF DISCHARGE OR SUSPENSION

16.1                        The business representative of the Union shall be notified, in writing, immediately after a discharge or suspension takes place, which notice shall contain the name of the employee involved and the reason for such discharge or suspension.

ARTICLE 17

TICKET ERRORS, OVERAGES AND SHORTAGES

17.1                        Shortages shall be settled daily.

17.2                        Overages shall be returned to the employees as soon as possible after the end of the calendar year.

17.3                        Those employees responsible for accepting bets, and all those employees in any way responsible for money or tickets shall be fully accountable to the Employers for any loss or shortage therein except when such loss or shortage is caused by:

a.                                       force or threat of bodily harm;

b.                                      acceptance of counterfeit money which is not clearly detectible; and,

c.                                       theft – the burden or proving a loss as a result of theft is placed on the employee and such proof must be more than a surmise or suspicion but must clearly establish that the employee’s shortage is due to theft, and not his own negligence.

ARTICLE 18

RULES, REGULATIONS AND PERFORMANCE
STANDARDS AND INCENTIVE STANDARDS OR PLANS

18.1                        As set forth in Article 5, the Employer shall have the right to establish, implement and change reasonable rules, regulations, performance and incentive standards for the conduct of their business as they may deem necessary and advisable, and all employees shall be obligated to comply with same.

18.2                        Before such rules, regulations or standards become effective, they shall be in writing and a copy shall be given to the business representative of the Union and sufficient copies shall be posted and/or distributed not less than one (1) week prior to their becoming effective in order to apprise the clerks of their obligations thereunder.

ARTICLE 19

VACATIONS

19.1                        Employees who have worked 1,560 hours in the previous calendar year will be given one week off with pay.  Work week will be defined as the average number of hours worked per week in the previous calendar year.

19.2                        Employees who have worked 1000 hours but less than 1250 hours in the prior calendar year shall have two (2) paid personal days for use in the following year.  Employees who have worked 1250 hours but less than 1560 hours in the prior calendar year shall have three (3) paid personal days for use in the following year.  A personal day shall be defined as a “shift” which is 6 hours as per past practice.

19.3                        All approved time off such as vacation or personal days, family leave (approved FMLA standards), medical leave, military leave, bereavement leave or jury duty leave shall be used in the calculations for qualifying for vacation and personal days.  In addition, all hours for which any employee is paid including but not limited to sick pay and holiday pay shall all count as hours worked for all purposes of employment.

19.4                        Vacation pay will be equal to the employee’s average number of hours worked per week in the previous calendar year multiplied by the employee’s regular hourly rate of pay.

19.5                        Any vacation request must be approved at least 15 days in advance.  It is understood that the Employer shall have the right at all times to determine the number of employees to be granted vacation at any one time.  In the event of a conflict in vacation requests, seniority shall control, provided the 15 days notice has been given.  However, the employees request to utilize an available individual vacation day or to receive vacation pay shall not be unreasonably withheld.

19.6                        Commencing on January 1, 2003 and thereafter, in addition to the above, any employee with five (5) or more years of service who has worked 1820 hours in the previous calendar year shall be entitled to an additional 5 shifts of vacation time at a shift length of 6 hours.

ARTICLE 20

LEAVES OF ABSENCE

20.1                        No employee shall be granted a leave of absence without the prior written approval of the Employer and the Union.  Unless extended by mutuel agreement, leaves of absences shall be limited to no more than one (10) year.  At the end of such leave of absence, such clerk shall be reemployed in the same classification in which he was employed at the commencement of his leave, without loss of pay status and without impairment of his seniority rights.  Except as provided in Article 4 herein, seniority credit shall not accrue during an approved leave of absence.

20.2                        Military Leave – Any employee represented by this Union heretofore or hereafter separated from his employment due to military service shall be reinstated in his prior position with the Employer, provided he applies for reinstatement within twelve (12) months of his honorable discharge from the military service or the first day of racing of the next racing season, whichever is later.

20.3                        Any such leaves shall be without pay or benefits except as may be required by law.

ARTICLE 21

WORK NOT AVAILABLE

21.1                        Any employee reporting for work who begins to perform any duties of his job shall be entitled to three (3) hours pay at straight time rates.

21.2                        In case of closure of a facility, employees who have not been notified at least one and one-half (1 1/2) hours before scheduled start time shall, if they report, receive one (1) hour’s pay at straight time rates.

21.3                        If an employee works at least an average of eleven (11) hours of weekend shift work per week for the prior calendar quarter, then all hours for which that employee is scheduled and for which the employee shows up to work, (excluding any hours for which the employee volunteers to leave early) shall be credited as hours worked for that employee for all purposes except pay.

21.4                        Once the employer has posted the completed schedule for the employees work shifts and the employer thereafter either closes on a scheduled day or cancels any scheduled shift

(except for weather or other situations beyond the employers ability to control) then the employer must immediately re-post and, in effect, re-bid by seniority all remaining days and shifts in the applicable scheduling period.

ARTICLE 22

UNIFORMS

22.1                        Employees will be required to purchase shirt and pants designated by the Employer.  Shirt and pants shall be of standard style and materials.

22.2                        Employer shall supply at their costs any accessories, such as ties, vests, jackets and any other items that they may require employees to wear.  The Employer shall have, the right to require the employee to wear such Employer supplied accessories.

22.3                        The employer shall create reasonable specifications for sweaters which the employees shall be permitted to purchase and wear if they choose to do so.

ARTICLE 23

MEDICAL BENEFITS

23.1                        Commencing February of each year, the Employer agrees to provide Capital Blue Cross, Custom Blue PPO, Basic Option, as currently provided to other Penn National employees or the best medical plan offered to any of the management, and in no event shall the unit employees receive a lesser benefit plan than provided to any other Penn National employee.  The employer will pay 70% of the cost of said program for one full year of single coverage for any unit employee who has averaged 35 hours per week in the prior calendar year.  Effective on October 1, 2002, the employer will thereafter pay 80% of the cost of these benefits.

23.2                        The employee may choose to pay the difference between the “basic plan” or the “enhanced plan” and for coverage for dependents as defined by the insurance carrier.

23.3                        The Employer shall take the necessary and appropriate actions to ensure that the employee’s portion of any contributions to the above coverage is deducted from the employee’s pay and is done before tax, i.e., non-taxable, dollars.

23.4                        Coverage shall commence on February 1, for those qualifying based on the prior calendar year qualification (excluding Horseman’s Shutdown).

23.5                        The Employer agrees to allow employees covered by this Agreement, to buy into the below referenced medical plan provided the employee accepts the provider’s minimum term of coverage.

23.6                        Approved time off as per 19.3 shall be used in the calculations for qualifying for medical benefits.

ARTICLE 24

PAID SICK LEAVE

24.1                        Effective October 1, 2002 and thereafter, all full-time employees, i.e. those who have worked an average of 35 hours per week in their prior calendar year, shall be eligible for paid sick leave benefits for use in the succeeding year as follows:

a.                                       For employees with less than five (5) years of seniority, but who have completed probation, shall be entitled to use up to six (6) paid sick days per calendar year due to sickness or injury to themselves.  Such payments shall commence on the third consecutive day of an absence.

b.                                      For employees with five (5) years or more of seniority, shall be entitled to use up to six (6) paid sick days per calendar year due to sickness or injury to themselves.  Such payments shall commence on the second consecutive day of absence.

24.2                        If an employee is absent for three or more consecutive days, a physicians certificate may be required to verify the illness or injury and its beginning and end dates in order to receive paid sick leave pay.

24.3                        Sick leave benefits will be calculated based on the employee’s earnings that the employee would have made for the time scheduled had they worked on the date of absence.  A day for purposes of this section only shall mean a calendar day whether a single or a double shift.

24.4                        Sick leave benefits are intended solely to provide income protection and may not be used for any absence but the employee’s personal illness or injury.

24.5                        Unused sick leave benefits will not be “paid out” nor can unused days be “cashed out” to employees while they are employed or upon cessation of their employment.

ARTICLE 25

SLOT MACHINE AGREEMENT

25.1                        The parties agree that in consideration for the active assistance of Sports Arena Employees Local Union No. 137, AFL-CIO, LIUNA (The Union), the undersigned licensee and Employer (The Employer) agrees to amend their collective bargaining agreement at both on-track and off-track as follows if the Legislature shall pass legislation permitting the operation of any slot machines at any of their or their or their subsidiaries licensed facilities in the Commonwealth of Pennsylvania:

a.                                       The operators agree to participate and to contribute to Local 137 Health and Welfare Fund one-half of the cost of an HMO plan or single coverage for an HMO plan to be offered for all full-time employees (on-track or off-track) who do no otherwise have coverage provided to them by the Employer-operator.  Full time equates to any employee who has averaged 35 hours per week off-track, or 190 shifts on-track during the previous calendar year inclusive of all approved time-off such as:  leave of absences, vacation, jury duty, bereavement or worker’s compensation.  This obligation by the Employer is by this Agreement limited to either contributions of fifty percent (50%) of the costs for single, two people, or three and above, at the monthly rates of $150.00, $286.00, and $408.00, respectively.  The alternative obligation regarding single coverage shall include an employee co-payment of 7.5% of the monthly premium.

b.                                      The operators agree to provide a 401K plan to all employees (on-track or off-track) who are members of this Union with a provision for the Employer contribution of 20% of employee contributions on up to a maximum of 10% of employees gross pay.

c.                                       Should any new form of gambling or gaming be introduced into the operations of the operators herein, including “gaming devices”, then all current employees of the operator (represented by Local 137) shall be permitted 90 days to train and work in the new positions created, and to carry their seniority to the new position.

d.                                      The Employers agree as a minimum that the personnel who will be employed by any company or entity engaged to perform the work of handling money, providing change, redeeming coins, or otherwise in any way related to such operations, except managerial, supervisory, electrical installation and/or repair personnel and warranty repair personnel, and food and beverage personnel will come under the work jurisdiction of Sports Arena Employees’ Local 137, AFL-CIO, 1012 Haddonfield Road, Cherry Hill, New Jersey.

All such jobs associated with the new gambling or gaming shall be considered part of the on-track bargaining unit, and will be subject to the terms and conditions of the current on-track agreement, except that the Union and the Employer shall negotiate rates of pay for the new positions.  Further, the Union agrees to execute a separate document at the expiration of the then current contract.

e.                                       Should the operator “lease”, sub-contract, or sell any portion of the current operations or “new” gaming or gambling operations involving the work of the bargaining unit, the provisions of this agreement, as well as their current collective bargaining agreement, as well as their current collective bargaining agreement, shall become a condition of and execution of same shall be a pre-requirement of any lease, sub-contract or sale of said operations.

f.                                         All pari-mutuel teller operated machines shall be able to accept the exact same type of bets with regard to racetrack, dollar amount, type and format of bet, as the self- service machines.

g.                                      Implementation of slot-machines at a facility is a condition precedent for implementation or activation of obligations on Employer to provide or comply with paragraphs 1, 2 and 6 of this Agreement.

h.                                      Parties agree that the above items will be included in both the current and the next successor Agreements at both primary and non-primary locations (C.B.A.’s).

ARTICLE 26

MISCELLANEOUS

26.1                        The Employer shall allow Tellers to take a “cash position” any time during their shift with a Manager’s approval and/or participation.

26.2                        Tellers will be permitted to cancel tickets with the approval and/or authorization of a manager.  Without specific authorization, the Teller will be able to cancel up to the last ten (10) tickets created for the employees then current customer, but only provided that the hub remains at Penn National.

26.3                        The Employer shall notify the Union’s Business Manager of and shall post a notice in all the Turf Club facilities of all job opportunities within the bargaining unit.

26.4                        The parties hereby incorporate by reference all the terms and contents of the “Slot Machine Agreement” between the parties and dated May 5, 1997 into this collective bargaining agreement.

26.5                        The employer shall permit the Tellers to choose their windows, from those designated and available, based on seniority among those scheduled to work within one hour of the report time.  The goal of all parties shall be to permit the senior employees to obtain an opportunity at their preference of available windows within the reasonable confines of the employers interest to serve its customers.

26.6                        Any period of eligibility established for any reason under this agreement shall be prorated so as to discount for the full amount of any period of time that an individual facility is or was not operating once it has not operated for an aggregate of six (6) days in a calendar year.

26.7                        All teller operated machines shall be able to accept at least the same type of bets, same racetracks, same dollar amounts, and formats at the same time as any self-service machine so as not to disadvantage the use of tellers.

ARTICLE 27

DURATION OF AGREEMENT

27.1                        This Agreement shall take effect and continue in full force and effect from the 1st day of October through September 30, 2005 and shall continue from year to year thereafter unless either party shall give the other party at least sixty (60) days notice prior to the expiration date of any continuation of the Agreement, of its desire to amend, change or terminate same.

Intending to be legally bound hereby, the parties affix their signatures as of the 14th day of July 2003.

FOR THE EMPLOYER:		FOR THE UNION:

PENN NATIONAL TURF CLUB, INC.		SPORTS ARENA EMPLOYEES’ UNION LOCAL NO. 137

By:	/s/ Richard Orbann	By:	/s/ Robert Liguori
	Richard Orbann		Robert Liguori
	President, Racing Division		Business Manager

EXHIBIT “A”

Production Standard

Minimum average number of shifts and/or hours worked shall be 22 hours including one (1) weekend shift or two (2) weekend shifts per calendar quarter.

Weekend shift is defined as any shift from Friday night through Sunday day and peak holiday shifts.

Amount of dollars sold per hour	60%
Number of tickets sold per hour	20%
Number of tickets cashed per hour	20%
100%

PRODUCTION STANDARD

Amount of dollars sold per hour – $915

[(Amount of dollars sold – amount of dollars cancelled – amount of vouchers sold)/hours worked]

Number of tickets sold per hour – 115

[(Number of tickets sold – number of tickets cancelled – number of vouchers sold)/hours worked]

Number of tickets cashed per hour – 15

[(Number of tickets cashed – number of tickets cancelled – number of vouchers cashed) hours worked]

FORMULA

Net amount of dollars sold per hour	x	60%	=	+
Net number of tickets sold per hour	x	20%	=	+
Net number of tickets cashed per hour	x	20%	=	=
		100%

(WEIGHTED STANDARD 1.00 OR GREATER QUALIFIES)

Example:

$926/915	=	1.012	x	60%	=	.607
#107/115	=	0.930	x	20%	=	.186
# 17/15	=	1.133	x	20%	=	.226

.607	+	.186	+	.226	=	1.019

A-1

Any teller with two or more disciplinary memos on file during a quarter shall be subject to the following:

first offense	–	documented verbal warning
second offense	–	written warning
third offense	–	written warning with loss of one (1) quarter incentive raise starting the following quarter

Any teller that fails to meet .80 of the standard (1.00) shall be subject to the following:

first quarter	–	documented verbal warning
second consecutive quarter	–	written warning
third consecutive quarter	–	written warning with a two (2) day suspension and mandatory retraining
fourth consecutive quarter	–	termination

With management and union approval the standard and/or standards weight can be adjusted independently at each OTW facility as necessary each quarter.

If less than 50% of the tellers make the standard, (without disqualification for disciplinary reasons), then the top 50% will be given the incentive pay.  Ranking for the top 50% as follows:  First qualified by time and standard.  Second by time (excluding tellers below .80 of standard).  Third by teller with the highest performance rating working a minimum average of 10 hours per week.

The employer will clear the record of any employees who have not committed an offense in 24 months.

A-2